Exhibit 21.1

NEXAIRA WIRELESS Announces the appointment Mr. Robert Young to the position of Executive Vice President Business Development of Nexaira, Inc.

San Diego, Calif. April 12, 2010 — Nexaira Wireless Inc., (“Nexaira”) (OTCBB:NXWI), a leading provider of wireless applications for business, announced today that it has appointed Robert (Bob) Young as Executive Vice President Business Development of Nexaira, Inc., Nexaira’s San Diego based operating subsidiary. Mr. Young will drive revenue growth in both North America and abroad as Nexaira continues to expand its business.

“Bob will play a key role in driving Nexaira’s business development initiatives and global distribution channel strategies,” said Mark Sampson, CEO and President of Nexaira Wireless. “Bob’s many successful years of business development in the IT and telecommunications sectors and his strategic relationships with wireless and wireline carriers worldwide will be instrumental in executing our ambitious growth plans.”

Mr. Young has more than 25 years experience in the telecommunications and aerospace industries, and comes to Nexaira with a proven track record of providing IT and telecommunications solutions to the carrier and service provider markets. Recently Mr. Young served as Executive Vice President of Business Development for CrimeReports, which under Mr. Young’s leadership, grew to over 500 new customers in the US, Canada, and the UK.

Prior to CrimeReports, he served as Executive Vice President of World Wide Sales and Marketing at HelloSoft Incorporated and prior to Hellosoft, served as the Senior Vice President and General Manager of the Global Telecommunications Group within SAIC where he successfully grew the business by $40 million to $110 million in revenue during his tenure.

“Nexaira’s business solutions provide customers with a very high level of assurance,” said Bob Young. “Nexaira’s product quality is market leading and the company is now positioned for aggressive growth. I am delighted to be able to play a role in the development and execution of Nexaira’s ‘built for business’ strategy”.

Nexaira offers wireless wide area network failover solutions for small and medium sized businesses that ensure business owners/managers can continue to serve their customers even when their wireline service is interrupted. Nexaira high availability solutions are ideal for electronic transaction dependent environments.

Choose the freedom of Nexaira. For more information about Nexaira’s family of products , please visit http://nexaira.com/i3-interactive-demo/index.html.

About Nexaira Wireless

Nexaira’s cellular solutions are simple to install, yet provide the advanced management and business class features demanded by the most sophisticated users. Nexaira’s wireless devices are ideal for high availability applications acting as the primary router for wireless or wireline networks or can be used to provide complete device and network redundancy in wide area network-failover/fail back applications. Nexaira Wireless Inc. (OTCBB:NXWI) is headquartered in Vancouver, B.C. and conducts business through its San Diego based operating subsidiary Nexaira, Inc. For further information, visit our website at www.nexaira.com.

Forward-Looking Statements

Statements in this press release, which are not purely historical, are forward-looking statements and can include, without limitation, statements based on current expectations involving a number of risks and uncertainties and which are not guarantees of future performance of the Company. There are numerous risks and uncertainties that could cause actual results and the Company’s plans and objectives to differ materially from those expressed in the forward-looking information, including (i) adverse market conditions; and (ii) any adverse occurrence with respect to the Company’s technology. Actual results and future events could differ materially from those anticipated in such information. These and all subsequent written and oral forward-looking information are based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the Company’s annual report on Form 10-K for the fiscal year ended October 31, 2009, its quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Nexaira Wireless, Inc.
Colleen Guiltinan, 858-752-9121
cguiltinan@Nexaira.com